Exhibit 10.1

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED. THE OMISSIONS HAVE BEEN INDICATED BY “[***]”.

EXCLUSIVE LICENSE AGREEMENT

PREAMBLE

This agreement (“Agreement”) is made and entered into, effective as of 12/11/2020 (“Effective Date”) by and between: Washington University, a corporation established by special act of the Missouri General Assembly approved February 22, 1853 and acts amendatory thereto, having its principal offices at One Brookings Drive, St. Louis, Missouri 63130 (hereinafter referred to as “WU”); and Trasir Therapeutics, Inc. a corporation organized and existing under the laws of the State of Delaware, having its principal offices at 618 Vanderbaker Road, Temple Terrace, FL 33617 (hereinafter referred to as “Licensee”) and the following correspondence addresses, each a “Party” or collectively the “Parties” of this Agreement:

License Issue Fee: $[***]

License Maintenance Fee: $[***]

Regulatory and Sales Milestones and Payments (by Licensee or Sublicensee):

[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

Royalty Rate:

a. Patent Royalty Rate	[***]%
b. Non-Patent Royalty Rate	[***]%

Sublicensing Revenue Percentage: [***]%

Patent Rights: listed in Exhibit E.

Patent Expense: [***]

Diligence Milestones: [***]

Field: All Fields

Territory: Worldwide.

Term: The term of this Agreement shall commence on the Effective Date and continue on a country-by-country basis until the latest of: a) the last day that at least one Valid Claim exists in such country and would be infringed in the absence of the licenses granted herein; or b) the twelfth anniversary of the day of the First Commercial Sale in such country , or c) the expiration of the last form of Market Exclusivity in such country.

RECITALS

A. WU possesses certain Patent Rights (as defined below).

B. Licensee has developed a plan to manufacture, promote, import, sell and/or market products based on the Patent Rights, which plan is attached hereto as Exhibit A (the “Development Plan”).

C. Licensee possesses the desire, knowledge, expertise, experience and resources to carry out the Development Plan, to meet the milestones set forth in Preamble hereto and to otherwise diligently manufacture, market and to otherwise diligently commercialize products based on the Patent Rights,.

D. Licensee desires to obtain from WU certain licenses to the Patent Rights and WU desires to grant such licenses to Licensee.

TERMS AND CONDITIONS

NOW, THEREFORE, in consideration of the premises, covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Definitions.

As used in this Agreement, the following terms have the meaning ascribed to them below:

1.1 “Agreement” is defined in the Preamble above.

1.2 “Affiliate” means, with respect to a Party, any person or entity that, directly or indirectly, through one (1) or more intermediaries, controls, is controlled by or is under common control with such Party. For purposes of this definition, “control” and, with correlative meanings, the terms “controlled by” and “under common control with” means (a) the possession, directly or indirectly, of the power to direct the management or policies of an entity, whether through the ownership of voting securities, by contract relating to voting rights or corporate governance, or otherwise; or (b) the ownership, directly or indirectly, of more than fifty percent (50%) of the voting securities or other ownership interest of a an entity (or, with respect to a limited partnership or other similar entity, its general partner or controlling entity). The Parties acknowledge that in the case of certain entities organized under the laws of certain countries outside of the United States, the maximum percentage ownership permitted by law for a foreign investor may be less than fifty percent (50%), and that in such case such lower percentage shall be substituted in the preceding sentence, provided that such foreign investor has the power to direct the management or policies of such entity.

1.3 “Calendar Half” means each six-month period of a calendar year, or portion thereof, beginning on January 1 or July 1.

1.4 “Claims” is defined in Section 11.1 below.

1.5 “Commercially Reasonable Efforts” means the efforts and resources that a similarly situated company would use to develop and commercialize its own internally discovered technology of similar commercial potential at a similar stage of development. Without limiting the foregoing, Commercially Reasonable Efforts requires, with respect to a Party’s obligations hereunder, that the Party (a) promptly assign responsibility for such obligation to specific employee(s) who are accountable for progress, and monitor such progress on an on-going basis, (b) set annual objectives for carrying out such obligations, and (c) allocate resources designed to advance progress with respect to such objectives. For clarity, Commercially Reasonable Efforts will not mean that a Party guarantees that it will actually accomplish the applicable task or objective.

1.6 “Commercialization” means any and all activities related to the preparation for sale of, offering for sale of, or sale of a Licensed Product, including activities related to marketing, promoting, distributing, importing and exporting such Licensed Product, and interacting with Regulatory Authorities or other governmental authorities regarding any of the foregoing. When used as a verb, “to Commercialize” and “Commercializing” means to engage in Commercialization, and “Commercialized” has a corresponding meaning.

1.7 “Confidential Information” is defined in Section 7.1 below.

1.8 “Development Plan” is defined in Recital B above.

1.9 “Effective Date” is defined in the Preamble above.

1.10 “Election Notice” is defined in Section 9.3 below.

1.11 “Field” is defined in the Preamble above.

1.12 “First Commercial Sale” means the earliest date on which a Sale of a Licensed Product is consummated pursuant to this Agreement.

1.13 “License Issue Fee” is defined in the Preamble above.

1.14 “Licensed Product” means any product whose Manufacture and Commercialization by Licensee, Affiliates and/or Sublicensee is covered by (i.e., in the absence of the licenses granted under this Agreement, would infringe) at least one Valid Claim. For clarity, a Licensed Product that contains a different form, presentation, delivery system, dosage or formulation of a Licensed Product covered by a Valid Claim within the WU Patent Rights shall be considered the same Licensed Product.

1.15 “Licensee” is defined in the Preamble above.

1.16 “Market Exclusivity” means, with respect to each Licensed Product in any country in the Territory, any period of data, market or other regulatory exclusivity (other than patent exclusivity) granted or afforded by applicable law or by a Regulatory Authority in such country that confers exclusive marketing rights with respect to such Licensed Product in such country or prevents another party from using or otherwise relying on any data supporting an application for Drug Approval for such Licensed Product without the prior written consent of the holder of the approval from the Regulatory Authority.

1.17 “Marketing Approval” means all approvals, licenses, registrations or authorizations of the Regulatory Authority in a country, necessary for the manufacture, use, storage, import, marketing and sale (including, as applicable, with respect to pricing and reimbursement) of a Licensed Product in such country.

1.18 “Manufacture” or “Manufacturing” means all activities related to the synthesis, making, production, processing, purifying, formulating, filling, finishing, packaging, labeling, shipping, and holding of any Licensed Product, or any intermediate thereof, including process development, process qualification and validation, scale-up, pre-clinical, clinical and commercial production and analytic development, product characterization, stability testing, quality assurance, and quality control. When used as a verb, “to Manufacture” means to engage in Manufacturing, and “Manufactured” has a corresponding meaning.

1.19 “Net Sales” means mean Net Sales for Licensed Products.

1.20 “Net Sales for Licensed Products” means the gross amount, whether in cash or in kind, received by Licensee, its Affiliates, or its Sublicensees for Sales of Licensed Product to unrelated third parties that are not Affiliates or Sublicensees of Licensee, respectively, less all Permissible Deductions.

1.21 “Non-Patent Royalty Rate” means the royalty rate, in the amount listed in the Summary of Terms, which shall apply to Net Sales of Licensed Products that are not otherwise subject to the Patent Royalty Rate.

1.22 “Patent Rights” means, subject to Section 9.3 below, the patents and patent applications described in the Preamble above and listed in Exhibit E, and all foreign counterparts, continuations, divisions, extensions, reexaminations and reissues thereof, which trace their earliest priority filing date by unbroken lineage to any of such patent or patent applications.

1.23 “Patent Royalty Rate” means the royalty rate, in the amount listed in the Summary of Terms, which shall apply to Net Sales in a particular country of Licensed Products (a) that are Sold to a customer located within such country in which a patent or patent application is then subsisting that contains at least one Valid Claim that covers such Sale, or (b) whose Manufacture is covered by a Valid Claim in another country where it is Manufactured, but such Licensed Product is not covered by a Valid Claim in such country where it is Sold to a customer.

1.24 “Permissible Deductions” means [***] percent ([***]%) of the gross value of all forms of consideration received from Sales of Licensed Products, which amount shall account for customary deductions for taxes, shipping charges, insurance, rebates, allowances, customary discounts, returned products, and the like.

1.25 “Sale” means any transaction in which a Licensed Product is exchanged or transferred for any value payment or compensation of any type or kind. Notwithstanding the forgoing, Sales of any kind shall not include and shall expressly exclude transfers by Licensee: (a) to a Sublicensee or Affiliate for distribution or their own internal testing of samples of any Licensed Product, provided that such testing is not conducted for or on behalf of any end user and further provided that Licensee receives no payment for such Licensed Product in excess of the fully burdened (i.e. direct and indirect) costs of producing and transporting such materials; and (b) for its and its Affiliates own non-commercial laboratory research and development purposes, manufacturing, marketing/promotional purposes, beta testing and/or clinical testing, provided that the foregoing is not performed for or on behalf of any end user and further provided that Licensee receives no payment for such Licensed Product in excess of the fully burdened (i.e., direct and indirect) costs of producing and transporting such materials and/or providing such Licensed Product; and (c) in reasonable amounts for charitable or benevolent purposes (for example only, early access programs, named patient sales, compassionate use).

1.26 “Sublicensing Revenue” means all consideration, other than royalties on Net Sales, received by Licensee from its Sublicensees that is directly attributable to licensing, cross-licensing, and/or granting of rights to such Sublicensee under the Patent Rights, regardless of whether such licenses and rights are granted as part of a broader transaction, for example, in the form of a collaboration, co-development, profit sharing, research, or option agreement. Sublicensing Revenue shall include without limitation all fees, milestone payments, sublicensing revenue sharing payments (if any) received from such Sublicensee that are directly attributable to such Sublicensee’s sublicensing of the Patent Rights and agreed upon by both Parties, cash equivalents, value of securities, equipment, property, and/or other items of value received by Licensee from any Sublicensee, in consideration for such licenses and rights under the Patent Rights, but shall exclude any amount received from any Sublicensee as (a) support of Licensee’s research and development directly relating to the Licensed Products, as evidenced by a reasonably detailed research plan, and corresponding budget proposals provided to WU prior to Licensee’s receipt of such funding, or (b) the portion of the purchase price for Licensee’s debt or equity securities that reflect the then current fair market value of such securities or, if such securities are not publicly traded, the then current fair market value of such securities, or (c) payments received by Licensee for achievement of financial milestones owed to WU under this Agreement, paid by a Sublicensee and passed through to WU.

1.27 “Termination Fee” is defined in Section 13.2 below.

1.28 “Territory” is defined in the Preamble above, except that it shall exclude those countries to which export of technology or goods is prohibited by applicable U.S. export control laws or regulations.

1.29 “WU” is defined in the Preamble above.

1.30 “WU Indemnitee” is defined in Section 11.1.

1.31 “Valid Claim” means a claim (a) of a pending Patent Rights patent application that was filed and has been prosecuted in good faith, which claim has not been pending for more than seven (7) years from its earliest priority data, or (b) of an issued and unexpired Patent Rights patent that has not been (i) held invalid or unenforceable by a court or other governmental agency of competent jurisdiction in a decision or order that is not subject to appeal, (ii) canceled, (iii) disclaimed, or (iv) abandoned in accordance with, or as permitted by the terms of this Agreement or by mutual written agreement of WU and Licensee.

2. License Grants and Restrictions.

2.1 Patent Rights. Subject to the terms and conditions of this Agreement, WU hereby grants to Licensee, and Licensee hereby accepts, a non-transferable (except as permitted under Section 15.6), sublicensable (in accordance with Section 2.6), exclusive and royalty-bearing license under the Patent Rights and for the Term of this Agreement, to research, develop, make, have made, sell, offer for sale, use, and import Licensed Products in each instance solely in the Territory and in the Field. For the avoidance of doubt, Licensee acknowledges and agrees that no license is granted or implied under the Patent Rights outside the Field or the Territory.

2.2 Clarifications. For the avoidance of doubt, the license “to have made” granted in Section 2.1 above means that the Licensee may contract with one or more third parties to make Licensed Products for Licensee for development or for Sale or offer for Sale by Licensee within the scope of its sales operations. In any such event, Licensee shall require all such third parties to be bound to a written confidentiality agreement that contains non-use and nondisclosure obligations that are at least as restrictive as those that are contained in Article 7 below before any Confidential Information is disclosed to such third parties.

2.3 Government Rights. In accordance with Public Laws 96-517, 97-256 and 98-620, codified at 35 U.S.C. §§ 200-212, the United States government retains certain rights to inventions arising from federally supported research or development. Under these laws and implementing regulations, the government may impose requirements on such inventions. Licensed Products embodying inventions subject to these laws and regulations sold in the United States must be substantially manufactured in the United States. The license rights granted in this Agreement are expressly made subject to these laws and regulations as amended from time to time. Licensee shall be required to abide by all such laws and regulations.

2.4 Reservation of Rights and Restrictions. Nothing in this Agreement provides Licensee with any ownership rights of any kind in the Patent Rights. All ownership rights in the Patent Rights shall remain the sole and exclusive property of WU. Accordingly, Licensee shall have no right to any tangible research property retained by WU including, without limitation, any original tangible research property that may be retained by WU. No license or right is granted by WU, by implication or otherwise, to any patent other than the Patent Rights. Other than the licenses expressly granted in Sections 2.1 above, all rights in and to the Patent Rights, are hereby reserved by WU. Licensee agrees not to practice or use the Patent Rights or do any act in respect thereof outside the scope of the licenses expressly granted above. Licensee further agrees that it will not do any act or thing which would in any way contest WU’s ownership in, or otherwise derogate from the ownership by WU, of any rights in the Patent Rights. In furtherance of the foregoing but without limiting the generality thereof, Licensee agrees not to register or attempt to register in the Territory or elsewhere any rights in the Patent Rights or to assist any third party to do so.

2.5 Markings. Licensee shall ensure that appropriate markings, such as “Patent Pending” or the Patent Rights patent numbers or application serial numbers, appear, in accordance with each country’s patent laws, on all Licensed Products (or their packaging, as appropriate) sold by or on behalf of Licensee.

2.6 Sublicensing.

2.6.1 General. Subject to the further provisions of this Section 2.6, Licensee may grant sublicenses of the licenses granted to Licensee in Sections 2.1 above through multiple tiers to its Affiliates and to third parties by entering into a written agreement with any such third party (each such agreement shall be referred to herein as a “Sublicense” and each such third party shall be referred to herein as a “Sublicensee.”

2.6.2 Requirements of each Sublicense Agreement. Licensee agrees that it will require all Sublicensees to comply with the terms and conditions set forth in this Agreement and applicable to Licensee. In furtherance of the foregoing but without limiting the generality thereof, each Sublicense shall, for the express benefit of WU, bind the Sublicensee to terms and conditions no less favorable to WU than those between WU and Licensee contained in this Agreement. To the extent that any term, condition, or limitation of any Sublicense is inconsistent with the terms, conditions and limitations contained in this Agreement, such term, condition, and/or limitation shall be null and void against WU. Without in any way narrowing or limiting the scope of the foregoing provisions of this Section 2.10.2, all Sublicenses shall contain the terms and conditions set forth in Exhibit D hereto. Within thirty (30) days after the effective date of any Sublicense, Licensee shall provide WU a complete copy of the Sublicense including, without limitation, any and all exhibits and/or attachments thereto (redacted to protect any commercially sensitive information, to the extent not necessary for confirming the compliance of such Sublicense with this Agreement). If the Sublicense is written in a language other than English, the copy of the Sublicense shall be accompanied by a complete translation written in English. Upon delivery of such translation to WU, Licensee shall be deemed to represent and warrant to WU that such translation is a true and accurate translation of the Sublicense.

2.6.3 Primary Liability. Licensee will be primarily liable to WU for all acts, errors or omissions of a Sublicensee. Any act, error or omission of a Sublicensee that would be a breach of this Agreement if imputed to Licensee will be deemed to be a breach of this Agreement by Licensee.

2.6.4 Sublicense Survival. Upon termination of this Agreement for any reason, at any time within 30 days following the effective date of such termination, a Sublicensee may notify WU that it wishes to enter into a direct license agreement with WU in order to retain, from said effective date of termination, its rights sublicensed hereunder and granted to it under its Sublicense. Following receipt of such notice, WU and Sublicensee will negotiate in good faith a license agreement the terms of which will be substantially similar to the terms as this Agreement (taking into account any difference in license scope, territory, and duration of Sublicense grant), provided that the Sublicensee is not at the time of such termination in uncured breach of its Sublicense. Absent such notification from a Sublicensee, WU will make a determination whether its Sublicense shall remain in effect.

3. Development Plan.

3.1 Development Plan. Licensee represents and warrants that (a) the Development Plan contains Licensee’s good faith, bona fide plans for commercializing Licensed Products using its Commercially Reasonable Efforts, and (b) Licensee has the knowledge, expertise, experience and resources to fully carry out such plans.

3.2 Development Plan Milestones. Licensee agrees to use its Commercially Reasonable Efforts to meet any and all milestones set forth above and in the Development Plan on or before the times set forth in the Development Plan including, without limitation, the development milestones for each Licensed Product.

3.3 Progress Reports. Licensee will deliver to WU written reports on Licensee’s progress against the Development Plan [***]. Each such report will set forth Licensee’s progress against the Development Plan in reasonable detail including, without limitation, the progress achieved and any problems encountered in the development, prototyping, evaluation, testing, manufacture, Sale, and/or marketing of, as applicable, each Licensed Product. Each such report will identify in detail any financial investment, grant or other source of funding awarded or provided to Licensee that is used in part or in whole to develop, evaluate, test, manufacture, sell and/or market a Licensed Product. Upon reasonable request by WU from time-to-time, Licensee will meet with WU to consult with WU about Licensee’s then-current progress against the Development Plan. Licensee shall promptly notify WU in writing in each event in which it and/or any Sublicensee obtains Market Exclusivity.

3.4 Changes to Development Plan. Licensee shall provide each amendment, change or other modification to the Development Plan to WU for review, discussion and comment, shall respond to all reasonable questions of WU with respect to the proposed modification, and shall consider all comments of WU thereto in good faith prior to implementing any such modification, provided that Licensee shall not amend the Development Plan in a manner that fails to provide for the development and commercialization of a Licensed Product in accordance with Licensee’s obligations in Section 4.1.

4. Diligence.

4.1 Licensee agrees to, throughout the term of this Agreement, use Commercially Reasonable Efforts to Manufacture and Commercialize [***] in the Territory and in the Field in accordance with the Diligence Milestones set forth in the Preamble.

4.2 Should WU conclude in its reasonable judgment that Licensee has failed to meet the diligence requirements set out in Section 4.1 above, WU may notify Licensee of its conclusions and the basis therefor. The Parties shall then undertake to resolve WU’s concerns through good faith negotiations for a period of [***]. Should such negotiations fail to result in Licensee achieving a level of diligence consistent with its obligations under Section 4.1 above or presenting a plan reasonably designed to achieve the subsequent Diligence Milestone set forth in the Preamble, then WU may terminate this Agreement as provided in and subject to Article 13 below.

4.3 Licensee may elect to extend each of the Diligence Milestones once by a period of [***] ([***]) months, and second time by a period of an additional [***] ([***]) months, by paying WU a non-refundable fee in the amount of [***] ($[***]) dollars for the first extension and [***] dollars ($[***]) for the second extension (the “Milestone Extension Fee”). Upon WU’s receipt of the Milestone Extension Fee, the applicable Diligence Milestone will become due [***]), and the deadline for each subsequent Diligence Milestone, if any, shall also be extended by [***]).

5. Fees, Payments and Royalties.

5.1 License Issue Fee. Within fifteen (15) days after the Effective Date, Licensee agrees to pay the License Issue Fee to WU.

5.2 License Maintenance Fee. On or before every anniversary of the Effective Date and until and including the first anniversary of the Effective Date following the First Commercial Sale of a Licensed Product in a primary country designated in the Development Plan, Licensee agrees to pay the License Maintenance Fee to WU.

5.3 Royalties.

5.3.1 Licensed Products. For each Licensed Product Sold by or for Licensee, Affiliates and/or Sublicensee within the Territory, Licensee agrees to pay WU an earned royalty equal to the Patent Royalty Rate on Net Sales, for those Sales that are subject to the Patent Royalty Rate, and the Non-Patent Royalty Rate on Net Sales for those Sales that are subject to the Non-Patent Royalty Rate, as applicable. Such earned royalties shall be paid by Licensee within [***] ([***]) days after the end of each Calendar Half in which the Sale of the Licensed Products to which such earned royalties occurs.

5.4 Milestone Payments. Licensee agrees to pay WU milestone payments in the amounts set forth in the Preamble within [***] ([***]) days of the end of each Calendar Half in which the applicable milestone set forth in the Preamble is met by Licensee or its achievement is reported to Licensee by its Affiliate or Sublicensee. The amount of each of the milestone payments and the applicable milestone, and the date such milestone is due is as set forth in the Preamble. If for some reason a specific clinical trial for a particular study is skipped or not needed; [***]

5.5 Clarifications. For the avoidance of doubt, no multiple royalty will be required to be paid because a Licensed Product or its manufacture, use, Sale or importation is covered by more than one Valid Claim or patent or patent application within the Patent Rights. A Sale of a Licensed Product will be deemed to have been made at the time Licensee or a Sublicensee (or anyone acting on behalf of or for the benefit of Licensee or its Sublicensees) first invoices, ships, or receives value for a Licensed Product. In order to ensure that WU obtains the full amount of royalty payments contemplated in this Agreement, if any Licensed Product is sold or transferred internally within Licensee or any Sublicensee or other third party with whom Licensee has any agreement or arrangement regarding consideration (including but not limited to an option to purchase stock, stock ownership, division of profits, or special rebates or allowances), the amount of the Sale shall be deemed to be the greater of (a) the price at which the Licensed Product is resold to the end user or (b) the fair market value of the Licensed Product.

5.6 Sublicensing Revenue Obligations. Licensee shall pay to WU the Sublicensing Revenue Percentage (as identified in the Preamble above) of Sublicensing Revenue within [***] ([***]) days of the end of the Calendar Half in which Licensee receives the Sublicensing Revenue. In the event that Licensee sublicenses any of the rights or licenses granted in Section 2.1 under the WU Patent Rights, in combination with any rights or licenses to any other patents, patent applications, or other forms of intellectual property that are owned or controlled by Licensee and/or any third party (referred to herein as “non-WU IP”), whether as part of the same agreement or pursuant to separate agreements, the following will apply. Licensee will calculate, reasonably and in good faith, a pro rata portion of the payments received from the relevant Sublicensee that will be considered Sublicensing Revenue, which pro rata portion will be based on the relative commercial value of the rights or licenses sublicensed under the WU Patent Rights as compared to the commercial value of non-WU IP licensed or sublicensed by Licensee under such sublicense agreement. Licensee will provide WU with written, supporting justification for such calculation of the Sublicensing Revenue (“Sublicensing Revenue Calculation Notice”) and the Parties will discuss such calculation in good faith. WU shall have the right to dispute such calculation if it reasonably believes it does not reflect the appropriate relative commercial value of the sublicenses granted under the WU Patent Rights, by providing written notice to Licensee of such dispute and a reasonably detailed description of the basis of such dispute. If such dispute is not resolved by the Parties within forty-five (45) days, such dispute will be escalated to Licensee’s CEO and WU’s Managing Director for resolution. If such dispute is unresolved within sixty (60) days of such escalation, the Parties shall, within thirty (30) days thereafter, submit the matter for resolution by baseball arbitration administered by the American Arbitration Association (AAA) under the Final Offer Arbitration Supplementary Rules of the AAA (also referred to as Baseball or Last Best Offer Arbitration Supplementary Rules).

6. Place and Method of Payment; Reports and Records; Audit; Interest.

6.1 Method of Payment. All dollar ($) amounts referred to in this Agreement are expressed in United States dollars. All payments to WU shall be made in United States dollars by check or electronic transfer payable to “Washington University.” Any Sales revenues for Licensed Products in currency other than United States dollars shall be converted to United States dollars at the conversion rate for the foreign currency as published in [***] All payments made under this Agreement are non-refundable and shall not be credited against any other payments that may be due from Licensee under this Agreement or any other agreement.

Place of Payment. All payments shall include or reference the [***] Electronic transfers shall be made to a bank account designated in writing by WU.

6.2 Reports. Within [***] ([***]) days after the end of each Calendar Half in which a Licensed Product is Sold or made, Licensee shall deliver to WU, a written report setting forth the calculation of all amounts due to Licensee under Section 5.3 above for such Calendar Half. For Licensed Products, each such report shall show [***] .

6.3 Books and Records. Licensee shall maintain complete and accurate books of account and records that would enable an independent auditor to verify the amounts paid as royalties, fees and payments under this Agreement. The books and records must be maintained for [***] years following the Calendar Half after submission of the reports required by this Agreement. Upon reasonable notice by WU, Licensee must give WU (or auditors or inspectors appointed by and representing WU and reasonably acceptable to Licensee) access to all books and records relating to Sales of Licensed Products by Licensee to conduct, at WU’s expense, an audit or review of those books and records. This access must be available at least once every [***] ([***]) months, during regular business hours, during the term of this Agreement and for the [***] calendar years following the year in which termination or expiration of this Agreement occurs. If any such audit or review determines that Licensee has underpaid royalties by [***]% or more for any Calendar Half, Licensee shall [***] .

6.4 Interest and Collection. Any amounts not paid by Licensee to WU when due shall accrue interest, from the date [***] ([***]) days after the balance is due at an interest rate of [***]% per month. In addition, Licensee will reimburse WU for all reasonable costs and expenses incurred (including reasonable attorneys’ fees) in collecting any overdue amounts.

6.5 Foreign Taxes. Payments shall be paid to WU free and clear of all foreign taxes. If laws, rules or regulations require withholding of income taxes of other rates imposed upon payments set forth in this Agreement, Licensee shall make such withholding payments as required and without subtracting such withholding payments from such payments to WU. Licensee shall submit appropriate proof of payment of the withholding rates to WU within a reasonable period of time. Licensee shall use efforts consistent with its usual business practices to minimize the extent of any withholding taxes imposed under the provisions of the current or any future double taxation treaties or agreement between foreign countries, and the Parties shall cooperate with each other with respect thereto, with the appropriate Party under the circumstances providing the documentation required under such treaty or agreement to claim benefits thereunder.

7. Confidentiality.

7.1 Definition of Confidential Information. The Parties acknowledge that, prior to and during the Term of this Agreement, the Parties may disclose to one another scientific, technical, trade secret, business, or other information which is treated by the disclosing Party as confidential or proprietary, including but not limited to unpublished Patent Rights patent applications (hereinafter referred to as “Confidential Information” of the disclosing Party). Both Parties agree that in order to ensure that each Party understands which information is deemed to be confidential, all Confidential Information will be in written form and clearly marked as “Confidential,” and if the Confidential Information is initially disclosed in oral or some other non-written form, it will be confirmed and summarized in writing and clearly marked as “Confidential” within thirty (30) days of disclosure. The receiving Party shall hold such Confidential Information in confidence, shall not disclose it to any third party, shall use it solely as necessary to exercise its rights or perform its obligations under this Agreement, and shall treat such information in the same manner as it treats its own confidential information but not less than with a reasonable degree of care. In recognition that WU is a non-commercial, academic institution, Licensee agrees to limit to the extent possible the delivery of Licensee Confidential Information to WU. WU retains the right to refuse to accept any such information or data from Licensee which it does not consider to be essential to this Agreement or which it reasonably believes to be improperly designated, for any reason, but such refusal shall not eliminate the obligation of the individual making such a determination from treating such information as confidential hereunder where such information has been read by such individual. The Confidential Information provided to the receiving Party will remain the property of the disclosing Party, and will be disclosed only to those persons necessary for the performance of this Agreement. No indirect or consequential damages or damages based on loss of profits or market share are contemplated or recoverable for breach of confidentiality.

7.2 Exclusions. Confidential Information does not include information that (a) was known to the receiving Party prior to receipt from the disclosing Party as evidenced by the receiving Party’s records; (b) is or becomes part of the public domain through no act by or on behalf of the receiving Party; (c) is lawfully received by the receiving Party from a third party without any restrictions, and/or (d) comprises identical subject matter to that which had been originally and independently developed by the receiving Party personnel without knowledge or use of any Confidential Information as evidenced by the receiving Party’s records.

7.3 General Obligations. Subject to Section 2.5 above and to Sections 7.5 and 7.6 below, the receiving Party agrees that it will (a) refrain from disclosing any Confidential Information to third parties, (b) disclose Confidential Information to only those employees of the receiving Party necessary for the receiving Party to use the Confidential Information in accordance with this Agreement and who are subject to restrictions on use and disclosure at least as restrictive as those set forth in this Agreement, (c) keep confidential the Confidential Information, and (d) except for use in accordance with the licenses which are expressly granted in this Agreement, refrain from using Confidential Information. Notwithstanding the foregoing, Licensee may disclose the terms of this Agreement to the extent required by securities or other applicable laws, or rules of any recognized stock exchange, to existing or prospective investors, acquirers, partners, collaborators, licensees, contractors, and to Licensee’s accountants, attorneys and other professional advisors, in each case on a need-to-know basis and subject to customary confidentiality restrictions.

7.4 No License. By disclosing the WU Confidential Information to Licensee, WU does not grant any express or implied rights to Licensee under any patents, copyrights, trademarks, or trade secrets. WU reserves, without prejudice, the ability to protect its rights under any such patents, copyrights, trademarks, or trade secrets. By disclosing the Licensee Confidential Information to WU, Licensee does not grant any express or implied rights to WU under any patents, copyrights, trademarks, or trade secrets. Licensee reserves, without prejudice, the ability to protect its rights under any such patents, copyrights, trademarks, or trade secrets.

7.5 Judicial Procedures. The receiving Party may, to the extent necessary, disclose the disclosing Party’s Confidential Information in accordance with a judicial or other governmental order, provided that the receiving Party either (a) gives the disclosing Party reasonable notice prior to such disclosure to allow the disclosing Party a reasonable opportunity to seek a protective order or equivalent, or (b) obtains written assurance from the applicable judicial or governmental entity that it will afford the Confidential Information the highest level of protection afforded under applicable law or regulation.

7.6 Governmental Approvals. Licensee may, to the extent necessary, use and disclose the Confidential Information to secure governmental approval to clinically test or market a Licensed Product, or, if applicable, to secure patent protection for an invention within the Patent Rights. Licensee will, in any such event, take all reasonably available steps to maintain the confidentiality of the disclosed Confidential Information and to guard against any further disclosure.

8. Representations and Warranties.

8.1 Authority. Each of WU and Licensee represents and warrants to the other of them that (a) this Agreement has been duly executed and delivered and constitutes a valid and binding agreement enforceable against such Party in accordance with its terms, (b) no authorization or approval from any third party is required in connection with such Party’s execution, delivery, or performance of this Agreement, and (c) the execution, delivery, and performance of this Agreement does not violate the laws of any jurisdiction or the terms or conditions of any other agreement to which it is a party or by which it is otherwise bound.

8.2 Compliance with Laws. Licensee represents and warrants that it will (a) use the Patent Rights, only to exploit the license rights granted in Sections 2.1, in accordance with the provisions of this Agreement and with such laws, rules, regulations, government permissions and standards as may be applicable thereto in the Territory and in the Field, and (b) otherwise comply with all laws, rules, regulations, government permissions and standards as may be applicable to Licensee in the Territory with respect to the performance by Licensee of its obligations hereunder.

8.3 Reports and Statements. Licensee warrants that all reports and/or statements provided by Licensee hereunder are true and correct and are certified true and correct by Licensee to WU.

8.4 Additional Warranties of Licensee. Licensee represents and warrants that (a) it has obtained the insurance coverage required by Article 12 below, and (b) there is no pending litigation and, to its knowledge, no threatened claims against it that could impair its ability or capacity to perform and fulfill its duties and obligations under this Agreement.

8.5 Additional Warranties of WU. WU represents and warrants that (a) it has in place an intellectual property policy that provides for its ownership (subject to any rights retained by the U.S. government by operation of law) of the Patent Rights; (b) as of the Effective Date, it has received no notice of any third party claims against WU challenging WU’s ownership or control of the Patent Rights; (c) it has obtained assignments from all WU inventors named in patent applications within the Patent Rights assigning to WU all their right, title and interest in and to the Patent Rights and that all such assignments have been recorded with the United States Patent and Trademark Office.

9. Application, Prosecution and Maintenance of Patent Rights.

9.1 Patent Applications. Licensee will (a) prosecute and maintain the applications and patents within the Patent Rights, and (b) prepare, file and prosecute additional applications within the Patent Rights as Licensee may reasonably desire, in WU's name at Licensee’s sole cost and expense. Licensee will select qualified outside patent counsel and corresponding foreign associates reasonably acceptable to WU, to prepare, file, prosecute claims to cover Licensed Product, and maintain U.S. patents/applications and foreign counterparts within the Patent Rights. Licensee will consult with WU regarding the prosecution of Patent Rights patent applications including, without limitation, providing WU a reasonable opportunity to review and comment on proposed substantive correspondence with any patent office. Licensee will keep WU reasonably informed of the status of Patent Rights patents and applications by timely giving WU copies of significant communications relating to such Patent Rights that are received from any patent office and/or patent counsel of record or foreign associate.

9.2 Failure to Reimburse. In the event Licensee elects to abandon or allow to lapse one or more Patent Rights, Licensee shall give WU notice at least ninety (90) days’ notice before allowed the Patent Right(s) to go abandoned or lapse (each an “Election Notice”). In the event any Election Notice is given by Licensee, the term “Patent Rights” shall be modified to exclude, as applicable, such Elected Patent Rights. As of the date of receipt by WU of the Election Notice, the license to the Elected Patent Rights granted to Licensee under this Agreement will terminate, and WU shall be free, without any further obligation to Licensee whatsoever, to abandon the applications or patents subject to the Election Notice, or to continue prosecution or maintenance of such applications or patents for WU’s sole use and benefit, at WU’s sole cost and expense, or to license such applications or patents to unrelated third parties, at WU’s option.

9.3 Community of Interest. The Parties desire to avail themselves to the maximum extent possible of all applicable legal privileges. The Parties intend that information regarding the preparation, filing, prosecution and maintenance of the applications and patents within the Patent Rights (“Shared Information”) that would otherwise be subject to one or more legal privileges or protections is and shall be subject to those same privileges and protections despite the fact that it has been developed by or exchanged between or among them and/or their joint or independent counsel. The Parties further intend that Shared Information is and shall be subject to the joint defense doctrine and common interest/community of interest doctrine. The Parties acknowledge that the legal privileges and protections pertaining to Shared Information are held jointly by all Parties, and that no individual Party is authorized to waive any such privilege or protection. Further, this Agreement shall not affect the ethical, fiduciary or other obligations inherent in those attorney-client relationships other than to extend the cloak of confidentiality and privilege to the Shared Information as provided herein. Each Party agrees that Shared Information obtained from another Party or developed jointly shall be used only for the preparation and prosecution of the Licensed Patents and for no other purpose. Each Party agrees to keep Shared Information confidential, disclose Shared Information within each Party only to those individuals who have a business need to know the information and not to disclose Shared Information to any person or firm not a Party to this License Agreement.

10. Infringement, Enforcement, and Defense.

10.1 Notice of Infringement. Throughout the term of this Agreement, each of WU and Licensee agree to give the other prompt notice of (a) any known or suspected infringement of the Patent Rights in the Territory, and (b) any claim that a Licensed Product infringes the intellectual property rights of a third party.

10.2 Patent Rights.

10.2.1 Enforcement. Licensee, at its sole expense, will have the first right to attempt to stop promptly any infringement of the Patent Rights in the Territory. If Licensee exercises such first right, Licensee may initiate and prosecute actions in its own name or, if required by law, in WU’s name against third parties for infringement of the Patent Rights in the Territory through outside counsel of Licensee’s choice who are reasonably acceptable to WU. Licensee shall consult with WU prior to and in conjunction with all significant issues, shall keep WU informed of all proceedings, and shall provide copies to WU of all pleadings, legal analyses, and other papers related to such actions. WU will provide reasonable assistance to Licensee in prosecuting any such actions. If Licensee fails or declines to take any action under this Section 10.2.1 within a reasonable time after learning of the infringement of the Patent Rights, WU shall have the right (but not the obligation) to take appropriate actions including, without limitation, filing a lawsuit. Licensee will provide reasonable assistance to WU in prosecuting, resolving and/or settling any such actions.

10.2.2 Restrictions on Settlement. Notwithstanding anything in this Agreement to the contrary, Licensee may not, without the advanced written consent of WU (such consent not to be unreasonably withheld, conditioned or delayed), settle, compromise, or otherwise enter into any form of settlement (or other similar agreement) regarding any claim of action brought under Section 10.2.1 above that either (a) admits liability on the part of WU, (b) otherwise negatively affects the rights of WU or imposes any liability, restrictions or obligation upon WU, (c) requires any financial payment by WU, (d) concedes or otherwise portions the Territory and/or (e) grants rights or concessions to a third party to the Patent Rights, and any Licensed Products.

10.2.3 Proceeds. If Licensee obtains any value, payment or compensation of any type or kind as a result of any claim brought pursuant to Section 10.2.1 above, Licensee shall pay to WU, after first deducting its costs, such as attorneys’ fees, expert witness fees, a percentage of a remainder of any such proceeds equal to the Patent Royalty Rate.

11. Indemnification.

Licensee agrees to indemnify, defend, reimburse and hold harmless WU, WU personnel, WU’s Affiliates, and each of their respective trustees, faculty, staff, employees, students, directors, officers, agents, successors and assigns (altogether the “WU Indemnitees”) from, for and against any and all judgments, settlements, losses, expenses, damages and/or liabilities and any and all court costs, attorneys’ fees, and expert witness fees and expenses (“Losses”) that a WU Indemnitee may incur from any and all allegations, claims, suits, actions or proceedings (the “Claims”) to the extent arising out of, relating to, or incidental to Licensee’s breach of this Agreement or its use, development, commercialization, or other exploitation of Licensed Products and Patent Rights, whether by or through Licensee, and including all Claims for infringement, injury to business, personal injury, and product liability, except to the extent such Claims are adjudicated by a Court of competent jurisdiction to arise out of the gross negligence or willful misconduct of a WU Indemnitee or WU’s breach of this Agreement. The obligations set forth in this Section shall survive termination of this Agreement shall continue even after assignment of rights and responsibilities, and shall not be limited by any provision of this Agreement outside this Section.

12. Insurance.

12.1 Throughout the Term of this Agreement and for a period of [***] ([***]) years thereafter, Licensee shall obtain and maintain comprehensive general liability and product liability insurance, naming WU as an additional insured, with carrier(s) having at least A.M. Best ratings/class sizes of A/VII and in the following minimum annual limits: [***]

12.2 Licensee will provide WU with a certificate of insurance within thirty days of execution of this Agreement and annually thereafter. The certificates must provide that Licensee’s insurer will notify WU in writing at least thirty (30) days prior to cancellation or material change in coverage. The specified minimum insurance coverage and limits do not constitute a limitation on Licensee’s liability or obligation to indemnify or defend under this Agreement.

13. Term and Termination.

13.1 Term. The Term of this Agreement is defined in the Preamble and is subject to earlier termination as provided herein.

13.2 Termination by Licensee. Licensee may terminate this Agreement without cause by giving at least ninety (90) days’ written notice thereof to WU. Licensee shall pay WU all amounts due and owing to WU under this Agreement as of the date of termination, including the above mentioned ninety (90) day notice period, within [***] ([***]) days after receipt of an invoice from WU for such amounts. Licensee may also terminate this Agreement by giving written notice thereof to WU in the event WU commits a breach of any provision of this Agreement and fails to cure such breach within [***] ([***]) days after the day that Licensee gives notice to WU of such breach.

13.3 Termination by WU. WU may terminate this Agreement by giving written notice thereof to Licensee in the event Licensee commits a breach of any provision of this Agreement and fails to cure such breach within [***] ([***]) days after the day that WU gives Licensee written notice of such breach. Licensee agrees and acknowledges that [***]. In addition, WU may immediately terminate this Agreement by giving written notice thereof to Licensee in the event that Licensee (i) becomes insolvent, bankrupt, or is otherwise unable to pay its debt(s) to WU by the due date(s), or (ii) suffers the appointment of a receiver, receiver and manager, or administrative receiver of the whole or any part of its assets or undertaking, or (iii) a resolution is passed, for its winding up (other than for the purpose of amalgamation or reconstruction), or (iv) it enters into any arrangement with its creditors or suffers any distress or execution to be levied on its goods;.

13.4 Breach and Failure to Cure. WU may terminate this Agreement by giving notice thereof to Licensee in the event Licensee commits a breach of any provision of this Agreement (other than a breach of the type contemplated by Section 13.3 above) and fails to cure such breach within [***] ([***]) days after the day that WU gives Licensee notice of such breach. Such termination shall be effective [***] ([***]) the date such notice of termination is given. Licensee may terminate this Agreement by giving notice thereof to WU in the event WU commits a breach of any provision of this Agreement and fails to cure such breach within [***] ([***]) days after the day that Licensee gives notice to WU of such breach, and such termination shall be effective [***] ([***]) days without cure from the date such notice of termination is given.

13.5 Duties upon Expiration or Earlier Termination. For the avoidance of doubt, on the date of expiration or earlier termination of this Agreement, all license rights granted to Licensee under Article 2 above shall terminate, except as set forth below. Licensee agrees to, promptly upon the expiration or earlier termination of this Agreement, deliver to WU all originals, copies, reproductions and summaries of all. Confidential Information, in each instance in the format in which it exists at the time of expiration or earlier termination of this Agreement, or in another mutually agreed format. Within [***] ([***]) days after the expiration or earlier termination of this Agreement for any reason whatsoever, Licensee agrees to deliver a written report to WU of all Licensed Products in inventory. If this Agreement terminates before the expiration of the last-to-expire Patent Rights, then, upon the termination of this Agreement, Licensee agrees (a) to immediately discontinue the exportation of Licensed Products that were made in the Territory, (b) to immediately discontinue the manufacture, Sale and distribution of the Licensed Products in the Territory (c) not to manufacture, sell and/or distribute Licensed Products in the Territory until the expiration of applicable last-to-expire Patent Rights. Licensee may, upon prior written consent from WU, which shall not be unreasonably withheld, request a wind down period not to exceed [***] ([***])following the date of such earlier termination, which WU consent will allow the Licensee to continue selling Licensed Product, and will continue any license rights previously granted that are necessary for this wind down purpose, for the duration of the agreed upon wind down period, provided that Licensee pays to WU the applicable royalty or other amounts due on such Sales of Licensed Product in accordance with the terms and conditions of this Agreement.

13.6 Effect of Expiration or Earlier Termination. For the avoidance of doubt, the expiration or earlier termination of this Agreement shall not relieve Licensee of its obligation to account for and make payment to WU of any amount due hereunder including, without limitation, any royalties accrued during the Term of this Agreement and amounts under Section 9.2 and 13.2 above.

14. Disclaimer and Limitation of Liability. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, EVERYTHING PROVIDED BY WU UNDER THIS AGREEMENT IS UNDERSTOOD TO BE EXPERIMENTAL IN NATURE AND MAY HAVE HAZARDOUS PROPERTIES. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES AND EACH PARTY DISCLAIMS, ANY WARRANTY OF ANY KIND, EXPRESSED OR IMPLIED, INCLUDING WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, OR NON-INFRINGEMENT OF ANY THIRD-PARTY PATENT, TRADEMARK, COPYRIGHT OR ANY OTHER THIRD-PARTY RIGHT. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY WARRANTIES REGARDING THE QUALITY, ACCURACY, COMMERCIAL VIABILITY OR ANY OTHER ASPECT OF ITS PERFORMANCE PURSUANT TO THIS AGREEMENT OR REGARDING THE PERFORMANCE, VALIDITY, SAFETY, EFFICACY OR COMMERCIAL VIABILITY OF ANYTHING PROVIDED BY SUCH PARTY UNDER THIS AGREEMENT. IN NO EVENT SHALL WU OR LICENSEE BE LIABLE FOR ANY INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, WHETHER IN BREACH OF CONTRACT, TORT OR OTHERWISE, EVEN IF THE PARTY IS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, EXCEPT IN CONNECTION WITH OBLIGATIONS UNDER SECTION 11. EXCEPT FOR THEIR RESPECTIVE INDEMNITY OBLIGATIONS, EACH OF WU’S AND LICENSEE’S AGGREGATE LIABILITY TO THE OTHER UNDER THIS AGREEMENT SHALL NOT EXCEED THE PAYMENTS MADE OR PAYMENTS DUE UNDER THIS AGREEMENT, RESPECTIVELY.

15. General Provisions.

15.1 Import/Export Controls. In performing their respective obligations under the Agreement, the Parties will comply with United States export control and asset control laws, regulations, and orders, as they may be amended from time to time, applicable to the export or re-export of goods or services, including software, processes, or technical data. Such regulations include without limitation the Export Administration Regulations (“EAR”), International Traffic in Arms Regulations (“ITAR”), and regulations and orders administered by the Treasury Department’s Office of Foreign Assets Control (collectively, “Export Control Laws”). WU is not transferring any information or material outside of the United States under this Agreement and is providing no representation regarding the export control status or classification of any information or materials provided hereunder.

15.2 Entire Agreement; Amendment. This Agreement embodies the entire understanding of the Parties with respect to the subject matter hereof and supersedes all other past and present communications and agreements relating to the subject matter. No amendment or modification of this Agreement shall be valid unless made in writing and signed by authorized representatives of both Parties.

15.3 Governing Law, Jurisdiction and Venue. This Agreement shall be governed by and construed in accordance with the laws of the State Missouri, without regard to its rules or procedures involving conflicts of laws. All actions relating to this Agreement shall be brought exclusively in the United States District Court for the Eastern District of Missouri or the Circuit Court of St. Louis County, Missouri, if no federal subject matter jurisdiction exists. The Parties irrevocably waive all present and future objections to personal jurisdiction, forum or venue in such courts.

15.4 Survival. Each provision of this Agreement that would by its nature or terms survive, shall survive any termination or expiration of this Agreement, regardless of the cause. Such provisions include, without limitation, Sections 1, 5.3, 6.4, 7, 8, 11, 12, 13.5, 13.6, 14, and 15.

15.5 Notices. Notices pursuant to this Agreement shall be to the following contacts and are effective when sent if sent by a commercial carrier’s overnight delivery service or when received if sent otherwise:

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15.6 Assignment. This Agreement is binding upon and inures to the benefit of the Parties and their successors, but this Agreement may not be assigned by either Party without the prior written consent of the other Party. Notwithstanding the foregoing, Licensee shall be free to assign this Agreement and its rights and obligations hereunder without WU’s consent (a) to any Affiliate or (b) in connection with any sale of substantially all of Licensee’s assets or business (or that portion of its assets or business related to the subject matter of this Agreement), merger, acquisition, consolidation, reorganization, or other similar transaction, provided that (i) Licensee shall not be released of its obligations existing at the time of such assignment and (ii) the assignee or successor to this Agreement confirms, in writing, that it will be subject to and must comply with all terms, conditions, and obligations of this Agreement.

15.7 Construction. The recitals and preamble to this Agreement, if any, are hereby incorporated as an integral part of this Agreement as if restated herein in full. Headings are included for convenience and reference only and are not incorporated as an integral part of this Agreement. This Agreement may be executed in any number of counterparts each of which shall be deemed an original and as executed shall constitute one agreement, binding on both Parties, even though both Parties do not sign the same counterpart.

15.8 Relationship of the Parties. Each Party is an independent contractor and not a partner or agent of the other Party. This Agreement will not be interpreted or construed as creating or evidencing any partnership or agency between the Parties or as imposing any partnership or agency obligation or liability upon either Party. Further, neither Party is authorized to, and will not, enter into or incur any agreement, contract, commitment, obligation or liability in the name of or otherwise on behalf of the other Party.

15.9 Severability. If any provision in this Agreement is held invalid, illegal, or unenforceable in any respect, such holding shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if it had never contained the invalid, illegal, or unenforceable provisions.

15.10 Remedies. The failure of either Party to insist upon or enforce strict performance by the other Party of any provision of this Agreement, or to exercise any right or remedy under this Agreement will not be interpreted or construed as a waiver or relinquishment of that Party's right to assert or rely upon any such provision, right or remedy in that or any other instance; rather, the same will be and remain in full force and effect. All rights and remedies under this Agreement are cumulative of every other such right or remedy and may be exercised concurrently or separately from time-to-time.

15.11 Use of Names. Neither Party may use the trademarks or name of the other Party or its employees for any commercial, advertisement, or promotional purposes without the prior written consent of an authorized corporate officer of the other Party. If either Party is required by law, governmental regulation, or its own authorship or conflict of interest policies to disclose its relationship with the other Party, including, but not limited to, in SEC filings, scientific publications or grant submissions, it shall provide the other Party with a copy of the disclosure. Notwithstanding the provisions of this Section either party may publicize the existence of, and the Parties to, this Agreement.

15.12 Force Majeure. Neither WU nor Licensee will be liable for failure of or delay in performing obligations set forth in this Agreement, and neither will be deemed in breach of its obligations, other than for Payments, if such failure or delay is due to natural disasters or other causes reasonably beyond the control of a Party and reasonable notice of the delay is provided to the other Party.

15.13 WU Personnel. Licensee agrees that for all WU faculty or staff members who serve Licensee in the capacity of consultant, officer, employee, board member, advisor, or otherwise through a personal relationship with Licensee (a “Consultant”) (i) such Consultant shall serve the Licensee in his or her individual capacity, as an independent contractor, and not as an agent, employee or representative of WU; (ii) WU exercises no authority or control over such Consultant while acting in such capacity; (iii) WU receives no benefit from such activity; (iv) neither Licensee nor the Consultant may use WU resources in the course of such service; (v) WU makes no representations or warranties regarding such service and otherwise assumes no liability or obligation in connection with any such work or service undertaken by such Consultant; and (vi) any breach, error, or omission by a Consultant acting in the capacity set forth in this paragraph shall not be imputed or otherwise attributed to WU, and shall not constitute a breach of this Agreement by WU.

15.14 Further Acts. Each Party shall, at the reasonable request of the other, execute and deliver to the other such instruments and/or documents and shall take such actions as may be required to more effectively carry out the terms of this Agreement.

15.15 Impact on Tax-Exempt Status. WU advises (a) that it is exempt from federal income tax under Section 501(c) (3) of the Internal Revenue Code, (b) that maintenance of such exempt status is of critical importance to WU and to its members, and (c) that WU has entered into this Agreement with the expectation that there will be no adverse impact on its tax exempt status. As such, and if it becomes necessary, the Parties agree to amend, modify or reform this Agreement as necessary (i) in order to ensure that there is no material adverse impact on WU's tax exempt status, and (ii) in a manner that preserves the economic terms of the Agreement as such are set forth in this Agreement.

SIGNATURE PAGE FOLLOWS

The signatures of the undersigned indicate that they have read, understand and agree with the terms of this Agreement and have the authority to execute this Agreement on behalf of their represented Party and to bind their Party to all the terms of this Agreement.

WASHINGTON UNIVERSITY	Trasir Therapeutics, Inc.

/s/ Nichole Mercier	/s/ Andrew Scott
Signature	Signature

Name:	Nichole Mercier	Name:	Andrew Scott
Title:	Assistant Vice Chancellor and Managing Director	Title:	President
Date:	June 1, 2021	Date:	June 1, 2021

Exhibit A

[***] Development Plan

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Exhibit D

Sublicense Agreement Provisions

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Exhibit E - Patent Rights

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